..
EXHIBIT 10.6A

AMENDMENT TO THE COAL CITY CORPORATION
1995 STOCK OPTION PLAN

The sixth sentence in the first paragraph of the Plan shall be replaced with the following:

“The purchase price per share to be specified with respect to any non-statutory options granted pursuant to this Plan shall be in the discretion of the Board of Directors of the Company, and shall also be paid in cash; provided however, that with respect to non-statutory options granted on or after January 1, 2005, the purchase price per share shall be at least equal the fair market value of the stock on the date of grant. For purposes of stock options granted on or after January 1, 2005, the determination of fair market value shall be determined in accordance with Internal Revenue Code (“Code”) Section 409A and the regulations and guidance of general applicability issued thereunder (“Section 409A”) and, in the case of incentive stock options, Code Section 422.”

The first sentence in the second paragraph of the Plan shall be replaced with the following:

“In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the shares, such adjustment shall be made in the number and class of shares which may be issued under the Plan, and in the number and class of and/or price of shares subject to outstanding Awards granted under the Plan, as shall be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights.”

The following sentence shall be added at the end of the last paragraph:

“No Option may be amended, modified, extended or renewed after December 31, 2004 in a manner that would subject the Option to Section 409A, unless such Option is intended to be subject to Section 409A and such amendment, modification, extension or renewal is made in accordance with Section 409A.”

The foregoing amendments were adopted on February 22, 2007 but effective as of January 1, 2005 unless Section 409A (as defined above) requires an earlier or later effective date, in which case such earlier or later date shall be the effective date.